Company Contact:	Investor Relations Contact:
Mr. Jing Xie	CCG Investor Relations
Secretary of Board and Vice President	Mr. Athan Dounis, Account Manager
Universal Travel Group	Phone: 1-646-213-1916
Phone: +86-755-8366-8489	Email: athan.dounis@ccgir.com
Email: 06@cnutg.cn
us.cnutg.com	Mr. Crocker Coulson, President
Phone: 1-646-213-1915
Email: crocker.coulson@ccgir.com
Website: www.ccgirasia.com

FOR IMMEDIATE RELEASE

Universal Travel Group Announces Second Quarter 2010 Results

SHENZHEN, China, August 10, 2010 – Universal Travel Group (NYSE: UTA) (“Universal Travel Group” or the “Company”), a leading travel services provider in China offering package tours, air ticketing, and hotel reservation services online and via customer service representatives, today announced financial results for the three and six months ended June 30, 2010.

Second Quarter 2010 Highlights

•	Revenue increased 99.6% year-over-year to $36.7 million
•	Excluding contribution of newly acquired businesses, revenue increased 36.4% year-over-year
•	Gross profit increased 61.6% year-over-year to $10.6 million
•	Gross margin was 28.7%, compared to 35.5% in the prior year period
•	Income from operations increased 42.8% to $7.1 million
•	Adjusted income from operations, which excludes the effect of non-cash charges related to stock-based compensation of $0.3 million, increased 40.4% to $7.4 million *
•	GAAP net income from continuing operations was $6.0 million or $0.33 per diluted share, compared to a loss of $1.9 million or $0.13 per diluted share in the prior year period
•
Adjusted net income from continuing operations, which excludes the effect of the non-cash gain on change in fair value of derivative liabilities of $0.8 million and the non-cash charge related to stock-based compensation of $0.3 million, increased 29.3% to $5.5 million, or $0.30 per diluted share *

•	Acquired two travel service providers in China

“We are pleased to announce another quarter of strong growth in our business,” said Ms. Jiangping Jiang, Chairwoman and Chief Executive Officer. “Our second quarter sales grew both organically and via our recently closed acquisitions.  During the quarter, we saw strong demand for our travel services as the Chinese economy continues to expand, providing more and more consumers in China with disposal income for travel and tourism.  We continue to see success in cross-marketing and selling our travel related products across our three business segments and increased brand awareness from our online presence and the deployment of our TRIPEASY kiosks.”

Second Quarter 2010 Financial Results

Revenue for the three months ended June 30, 2010, was $36.7 million compared to $18.4 million for the same period in 2009, an increase of 99.6%.  In March 2010, the Company completed the acquisitions of Huangshan Holiday Travel Service Co., Ltd., Hebei Tianyuan International Travel Agency Co., Ltd., and Zhengzhou Yulongkang Travel Agency Co., Ltd.  In June 2010, the Company completed the acquisitions of Shanxi Jinyang Travel Agency Co., Ltd. and Kunming Business Travel Agency Co., Ltd.  The revenue contribution from these five newly acquired businesses in the second quarter of 2010 was $11.6 million, or 31.7% of the Company's total revenues for the quarter.  Excluding the contribution of these newly acquired businesses, revenue for the second quarter of 2010 was $25.1 million, an increase of 36.4% from $18.4 million in the same period last year.

Revenue from air-ticketing was $6.0 million, compared to $3.3 million for the same period last year, an increase of 82.3%. This increase was mainly due to increased demand for air passenger transportation and higher ticket prices.

Revenue generated by the Company's hotel reservation segment was $3.0 million compared to $2.7 million for the same period in 2009, an increase of 11.2%. This increase was mainly due to healthy market demand and the Company's ability to successfully cross market across its three business segments.

Revenue generated by package tours was $27.7 million compared to $12.4 million for the same period in 2009, an increase of 123.6% from the same period last year.  This increase was primarily the result of the five recent acquisitions, the recovery of the domestic economy, the positive impact from the government's stimulus package, and the Company's strong efforts in carrying out various marketing programs.

Gross profit was $10.6 million compared to $6.5 million for the same period last year, an increase of 61.6%.  Gross profit margin was 28.7% compared to 35.5% for the same period last year.  The decrease in gross profit margin was primarily because the packaged tour business, which has a lower profit margin due to the way revenues are recognized, constituted a higher percentage of the Company's total revenues than during the prior year period.

Selling, general and administrative ("SG&A") expenses totaled $3.5 million compared to $1.6 million for the same period last year, an increase of 121.2%.  The SG&A expenses were 9.4% of revenue compared to 8.5% for the same period last year.  The increase in SG&A expenses is in connection with the growth in business operations during the three months ended June 30, 2010, as compared to the same period of last year. In addition, during the second quarter of 2010, the Company incurred extra professional fees and consolidation expenses related to the businesses it acquired, as well as from the $20 million common stock offering in June. The Company also incurred increased advertising expenses this quarter relative to the same period last year.  In addition, in the second half of 2009 the Company established two subsidiaries (Chongqing Universal Travel E-Business Co., Ltd and Shenzhen Universal Travel Agency Co. Ltd.) and depreciation and amortization expenses for these subsidiaries have been taken into account since the third quarter of 2009.

Income from operations was $7.1 million compared to $5.0 million in the same period last year, an increase of 42.8%. The Company incurred non-cash charges related to stock-based compensation of $0.3 million in the second quarter of 2010, the same amount as in the prior year period.  Excluding these non-cash charges, the Company's adjusted income from operations was $7.4 million for the second quarter of 2010, compared to $5.3 million in the prior year period, an increase of 40.4%. Adjusted operating margin was 20.2%.*

Net income from continuing operations was $6.0 million, or $0.33 per diluted share, compared to a loss of $1.9 million, or $0.13 per diluted share, for the same period last year.  Excluding the effect of the non-cash gain on change in fair value of derivative liabilities of $0.8 million and the non-cash charge related to stock-based compensation of $0.3 million, the Company's adjusted net income from continuing operations was $5.5 million, or $0.30 per diluted share, compared to $4.3 million, or $0.30 per diluted share, in the second quarter of 2009. *

Ms. Jiang added, “Our bottom line performance benefited from our strong sales growth and higher margins in our air ticketing business as airlines in China increased prices in response to the booming travel market.  This was offset by an increased proportion of our sales coming from package tours, which have a lower profit margin due to the way revenues are recognized, as well as from lower margins when compared to last year in our hotel reservation segment and our package tour business.  The slight decrease in our hotel reservation margin was due to a year-over-year reclassification of costs.  The decrease in margin in our package tour business was the result of the five travel service providers we acquired having lower margins than our existing business.  Although currently these businesses have lower profit margins than our existing business, we expect their margin contribution to improve as we integrate them into our platform, and their strong local networks are critical in our nationwide expansion strategy.”

*See table at the end of this press release for a reconciliation of operating income, net income and EPS to exclude the non-cash gain on change in fair value of derivative liabilities and the non-cash charge related to stock-based compensation.

Six Months Results

Revenue for the six months ended June 30, 2010, was $62.9 million compared to $33.9 million for the same period in 2009, an increase of 85.4%.  The revenue contribution from the Company’s five newly acquired businesses in the first half of 2010 was $16.9 million, or 26.9% of the Company's total revenues for the first half.  Excluding the contribution of these newly acquired businesses, revenue for the first half of 2010 was $46.0 million, an increase of 35.5% from $33.9 million in the same period last year.

Revenue from air-ticketing was $10.4 million, compared to $6.0 million for the same period last year, an increase of 72.7%. Revenue generated by the Company's hotel reservation segment was $6.2 million compared to $5.2 million for the same period in 2009, an increase of 17.9%.  Revenue generated by package tours was $46.3 million compared to $22.6 million for the same period in 2009, an increase of 104.3% from the same period last year.

Gross profit was $19.1 million compared to $12.3 million for the same period last year, an increase of 54.9%.  Gross profit margin was 30.3% compared to 36.3% for the same period last year.

Selling, general and administrative ("SG&A") expenses totaled $6.5 million compared to $3.1 million for the same period last year, an increase of 110.6%.  The SG&A expenses were 10.4% of revenue compared to 9.1% for the same period last year.

Income from operations was $12.5 million compared to $9.2 million in the same period last year, an increase of 36.1%. The Company incurred non-cash charges related to stock-based compensation of $0.7 million in the first half of 2010 compared to $0.5 million in the prior year period.  Excluding these non-cash charges, the Company's adjusted income from operations was $13.2 million for the first half of 2010, compared to $9.7 million in the prior year period, an increase of 36.2%. Adjusted operating margin was 21.0%.*

Net income from continuing operations was $10.1 million, or $0.57 per diluted share, compared to $1.4 million, or $0.10 per diluted share, for the same period last year.  Excluding the effect of the non-cash gain on change in fair value of derivative liabilities of $0.9 million and the non-cash charge related to stock-based compensation of $0.7 million, the Company's adjusted net income from continuing operations was $9.9 million, or $0.55 per diluted share, compared to $7.6 million, or $0.53 per diluted share, in the first half of 2009. *

*See table at the end of this press release for a reconciliation of operating income, net income and EPS to exclude the non-cash gain on change in fair value of derivative liabilities and the non-cash charge related to stock-based compensation.

Financial Condition

Cash and cash equivalents were $43.6 million as of June 30, 2010. Current assets and current liabilities as of June 30, 2010, were $86.2 million and $10.8 million, respectively, yielding working capital of $75.4 million. The Company has no long-term debt.  For the six months ended June 30, 2010, net cash provided by operating activities was $4.5 million.

Recent Developments

•
In July 2010, the Company announced a partnership with Agoda, a subsidiary of Priceline.com, to strengthen its hotel reservation business segment and upgrade its website, www.cnutg.com.  Under the agreement, Universal Travel Group will offer its customers access to Agoda’s international network of hotels. Through the updated cnutg.com website, travelers will be able to enjoy special Agoda promotions and instant confirmation at tens of thousands of hotels worldwide.

•	In June 2010, the Company acquired Shanxi Jinyang Travel and Kunming Business Travel for $8.0 million, of which 90% was paid in cash and 10% in stock.

•
In June 2010, the Company closed a common stock offering and issued 2,857,143 shares of its common stock at $7.00 per share for an aggregate amount of $20 million. The proceeds from this financing were used to fund the cash portion of the Company’s two recently closed acquisitions and are expected to be used to fund the cash portion of the two acquisitions that have been announced but have not yet closed (Tianjin Hongxun Aviation Agency Co., Ltd. and Shandong Century Aviation Development Co., Ltd.) as well as for working capital to expand the Company's core business segments.

Business Outlook

Ms. Jiang commented, “In June, a number of Chinese airlines reported that they were authorized to cut the commission paid to travel agencies.  Currently there has been no major impact on our existing business since the airlines planned to cut only the commission rates for a few flights departing from Beijing and Shanghai. Based on our analysis of air ticket booking habits in China, we believe that in the coming years the airlines will continue to heavily rely on travel agencies and pay travel agency commissions when selling tickets. Furthermore, we believe that any eventual commission rate cuts will serve to accelerate the consolidation of the travel services industry in China.  We expect Universal Travel Group to be a beneficiary of any such consolidation as we believe the larger and more efficient travel service providers will gain more market share and the smaller and weaker players would be hurt most from any further commission rate cuts.

“As part of our strategy to position ourselves as a leader in the fast growing and consolidating China travel market, we closed two acquisitions of travel service providers in the second quarter, which together with our three acquisitions in the first quarter, further expanded our geographic reach.  We believe our comprehensive travel service platform and broad customer reach will enable us to improve the sales volume and operating efficiency of these new acquisitions.  We also expect these newly acquired businesses to help our existing business by broadening the travel services we offer our customers.  With a higher volume of bookings from our acquired businesses, our bargaining power with airlines and hotels should also benefit.      Overall, we expect improved sales, margins and earnings as we fully integrate these businesses into our platform.

“Finally, we are very excited about our recently announced partnership with Agoda, a subsidiary of Priceline.com.  Under the partnership agreement, we offer our customers access to Agoda's international network of hotels. Through our website, travelers will be able to enjoy special Agoda promotions and instant confirmation at tens of thousands of hotels worldwide. Also through this partnership, Agoda intends to increase its exposure in the large Chinese travel market. This partnership offers us the opportunity to work with one of the world's largest online hotel reservation agencies and further strengthen our hotel reservation segment.  We intend to leverage Agoda's global brand awareness and look forward to a higher volume of hotel reservations.”

As previously announced, for full year 2010, the Company expects to achieve between $145.0 million and $155.0 million in revenue, $27.0 million and $28.0 million in net income, and $1.35 and $1.40 in diluted EPS, excluding the effect of non-cash charges related to the change in fair value of derivative liabilities and stock-based compensation and assuming no further dilutive effect from financings or acquisitions.

Use of Adjusted Financial Measures

GAAP results for the three months and six months ended June 30, 2010 include a non-cash gain on change in fair value of derivative liabilities and a non-cash charge related to stock-based compensation.  To supplement the Company’s condensed consolidated financial statements presented on a GAAP basis, the Company has provided adjusted financial information excluding the impact of these items in this release. It is a departure of U.S. GAAP; however, the Company’s management believes that this adjusted measure provides investors with a better understanding of how the results relate to the Company’s historical performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this press release. This additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. The adjusted financial information that the Company provides also may differ from the adjusted information provided by other companies.

Conference Call Information

The Company will host a conference call at 9:00 a.m. ET on Wednesday, August 11, 2010, to discuss the Company’s financial results for the second quarter of 2010. To participate in the call, please dial (877) 779-7834 five minutes prior to the start time and reference conference ID number 90087345. International callers should dial +1 (706) 902-2087.

A replay of the call will be available for 14 days beginning Wednesday, August 11, 2010, at 10:00 a.m. Eastern Time. To listen to the replay, dial (800) 642-1687 and enter the conference ID number 90087345. International callers should dial +1 (706) 645-9291.  An audio recording will also be available on the company's website at http://us.cnutg.com.

About Universal Travel Group

Universal Travel Group is a leading travel services provider in China offering package tours, air ticketing, and hotel reservation services via the Internet and customer service representatives. The Company also operates TRIPEASY Kiosks, which are placed in shopping malls, office buildings, residential apartment buildings, and tourist sites.  These kiosks are designed for travel booking with credit and bank cards, and serve as an advertising platform for Universal Travel Group. The Company’s headquarters and main base of operations is in Shenzhen in the Pearl River Delta region of China.  More recently, Universal Travel Group has expanded its business into Western China, opening a second home base in the Chongqing Delta region, and other attractive, under-penetrated tier-two travel markets throughout the country.  For more information on the Company, please visit http://us.cnutg.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains certain statements that may include “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included herein are “forward-looking statements”. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the Company’s ability to successfully expand its market presence and those discussed in the Company's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.
# # #

Financial tables to follow

UNIVERSAL TRAVEL GROUP

RECONCILIATION OF ADJUSTED NET INCOME AND DILUTED EPS FROM CONTINUING OPERATIONS

	Three Months Ended June 30, 2010		Three Months Ended June 30, 2009
	Net Income	Diluted EPS	Net Income	Diluted EPS
Adjusted Amount	$5,545,017	$0.30	$4,289,493	$0.30
Stock-based compensation	$340,372	$0.02	$330,724	$0.02
Gain on change in fair value of derivative liabilities	$839,553	$0.05	$(5,819,481)	$(0.41)
GAAP amount per consolidated statement of income	$6,044,198	$0.33	$(1,860,712)	$(0.13)
Weighted average number of shares – diluted	18,219,639		14,301,057

	Six Months Ended June 30, 2010		Six Months Ended June 30, 2009
	Net Income	Diluted EPS	Net Income	Diluted EPS
Adjusted Amount	$9,862,039	$0.55	$7,591,076	$0.53
Stock-based compensation	$677,004	$0.04	$495,725	$0.03
Gain on change in fair value of derivative liabilities	$949,004	$0.05	$(5,706,217)	$(0.40)
GAAP amount per consolidated statement of income	$10,134,039	$0.57	$1,389,134	$0.10
Weighted average number of shares - diluted	17,935,313		14,277,656

RECONCILIATION OF ADJUSTED INCOME FROM OPERATIONS

	Three Months Ended June 30, 2010	Three Months Ended June 30, 2009
	Operating Income	Operating Income
Adjusted Amount	$7,432,474	$5,295,499
Stock-based compensation	$340,372	$330,724
GAAP amount per consolidated statement of income	$7,092,102	$4,964,775

	Six Months Ended June 30, 2010	Six Months Ended June 30, 2009
	Operating Income	Operating Income
Adjusted Amount	$13,207,438	$9,699,512
Stock-based compensation	$677,004	$495,725
GAAP amount per consolidated statement of income	$12,530,434	$9,203,787

UNIVERSAL TRAVEL GROUP
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2010 AND DECEMBER 31, 2009

	6/30/2010	12/31/2009
		Restated
ASSETS
Cash and cash equivalents	$43,591,459	$36,677,422
Accounts receivable, net	19,555,646	17,321,174
Other receivables and deposits, net	2,127,552	257,907
Due from related party	6,986,717	-
Trade deposit	7,706,484	9,775,735
Advances	-	440,063
Prepayments	2,389,960	216,727
Note receivable	227,182	1,711,392
Acquisition Deposits	3,599,530	4,077,921
Total Current Assets	86,184,529	70,478,341

Property, plant & equipment, net	6,487,219	4,992,677
Intangible assets	3,320,478	339,240
Goodwill	24,812,040	9,896,270
Total Noncurrent Assets	34,619,736	15,228,187
Total Assets	$120,804,266	$85,706,528

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$6,507,356	$2,615,730
Customer deposits	1,334,192	2,000,117
Income tax payable	2,063,161	1,654,475
Total Current Liabilities	9,904,710	6,270,322
Derivative liability	866,314	1,815,319
Total Liabilities	10,771,024	8,085,641

Stockholders' Equity
Common stock, $.001 par value, 70,000,000 shares authorized, 19,898,229 and 16,714,457 issued and outstanding at June 30, 2010 and December 31, 2009, respectively	19,898	16,714
Additional paid in capital	59,947,337	37,671,645
Other comprehensive income	1,284,434	1,645,133
Statutory reserve	732,282	372,144
Retained earnings	48,049,291	37,915,251
Total Stockholders' Equity	110,033,241	77,620,887
Total Liabilities and Stockholders' Equity	$120,804,265	$85,706,528

UNIVERSAL TRAVEL GROUP
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED JUNE 30,

	2010	2009
	Unaudited	Restated
Gross revenues,	$36,741,613	$18,405,473
Cost of services	26,188,474	11,875,779
Gross profit	10,553,139	6,529,694

Selling, general and administrative expenses	3,461,037	1,564,919
Income from operations	7,092,102	4,964,775

Other income (expense)
Other income	3,363	2,591
Gain/(Loss) on change in fair value of derivative liabilities	839,553	(5,819,481)
Interest income	17,081	12,358
Total other income (expense)	859,997	(5,804,532)
Income/(Loss) before income taxes –continuing operations	7,952,099	(839,757)

Provision for income taxes	1,907,901	1,020,955
Income(Loss) from continuing operations	6,044,198	(1,860,712)

Income/(loss) from discontinued operations		46,282
Loss on disposition of discontinued operations	-	(770,595)
Net income/(loss) from discontinued operation	-	(724,313)

Net income/(loss)	$6,044,198	$(2,585,025)

Comprehensive income/(loss)
Net income/(loss)	$6,044,198	$(2,585,025)
Foreign currency translation gains	55,759	13,880
Total comprehensive income/(loss)	$6,099,957	$(2,571,145)

Income (Loss) per common share from continuing operations
Basic	$0.35	$(0.14)
Diluted	$0.33	$(0.13)
Net loss per common share – discontinued operations
Basic	$-	$(0.05)
Diluted	$-	$(0.05)
Total net income (loss) per common share
Basic	$0.35	$(0.19)
Dilute	$0.33	$(0.18)

Weighted average common shares outstanding
Basic	17,404,834	13,829,091
Diluted	18,219,639	14,301,057

UNIVERSAL TRAVEL GROUP
CONSOLIDATED STATEMENTS OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30,

	2010	2009
	Unaudited	Restated
Gross revenues,	$62,871,619	$33,916,152
Cost of services	43,816,506	21,614,649
Gross profit	19,055,113	12,301,503

Selling, general and administrative expenses	6,524,679	3,097,716
Income from operations	12,530,434	9,203,787

Other income (expense)
Other income	6,917	6,419
Gains/(losses) on change in fair value of derivative liabilities	949,004	(5,706,217)
Interest income	40,712	23,296
Total other income (expense)	996,633	(5,676,502)
Income before income taxes - continuing operation	13,527,067	3,527,285

Provision for income taxes	3,393,028	2,138,151
Net income - continuing operation	10,134,039	1,389,134

Income/(loss) from discontinued operations		177,975
Loss on disposition	-	(770,595)
Net income/(loss) from discontinued operation	-	(592,620)

Net income	$10,134,039	$796,514

Comprehensive Income
Net income	$10,134,039	$796,514
Foreign currency translation gains/(losses)	(360,699)	48,587
Total comprehensive income	$9,773,340	$845,101

Net income per common share - continuing operations
Basic	$0.59	$0.10
Diluted	$0.57	$0.10
Net income/(loss) per common share - discontinued operations
Basic	$-	$(0.04)
Diluted	$-	$(0.04)
Total net income per common share
Basic	$0.59	$0.06
Diluted	$0.57	$0.06
Weighted average common shares outstanding
Basic	17,066,154	13,851,530
Diluted	17,935,313	14,277,656

UNIVERSAL TRAVEL GROUP
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30,

	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$10,134,039	$796,514
Add (deduct):
Net income from discontinued operations	-	592,620
Income from continuing operations	10,134,039	1,389,134
Depreciation and amortization	952,402	190,739
Provision for doubtful accounts	56,824	10,905
Stock based compensation	677,004	495,725
Gain on change in fair value of derivative liabilities	(949,004)	5,706,217
Accounts receivable	(1,885,974)	(2,716,909)
Other receivable	(501,682)	(4,725)
Due from related party	(6,986,717)	-
Advances	440,063	(758)
Prepayments	(1,878,178)	32,791
Trade deposits	2,069,253	3,168,216
Escrow deposits	-	600,499
Accounts payable and accrued expenses	3,307,393	1,601,759
Customer deposits	(665,925)	(160,426)
Income tax payable	(223,354)	(848,691)
Net cash (used in) provided by continuing operations	4,546,144	9,464,476
Net cash (used in) provided by discontinued operations	-	435,259
Net cash provided by operating activities	4,546,144	9,899,734

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property & equipment	(1,864,774)	(6,076,248)
Purchase of intangibles	(51,359)	(168,955)
Proceeds from collection of notes	1,484,210	-
Acquisition deposits	478,391	-
Paid for acquisition – net of cash acquired	(16,085,930)	(1,035,125)
Net cash (used in) provided by continuing operations	(16,039,462)	(7,280,328)
Net cash (used in) provided by investing activities	(16,039,462)	(7,280,328)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds of equity financing	18,768,054	-
Net cash provided by financing activities	18,768,054	-

Effect of exchange rate changes on cash and cash equivalents	(360,699)	48,587

Net change in cash and cash equivalents	6,914,037	2,667,993
Cash and cash equivalents, beginning balance	36,677,422	15,720,182
Cash and cash equivalents, ending balance	$43,591,459	$18,388,175

SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
Income taxes	$2,984,342	$3,043,089
Other non-cash transactions
Net assets sold of discontinued operations	$-	$1,659,292
Goodwill attributable to sold discontinued operations	-	3,630,539
Note received on disposition	-	(2,773,411)
Fair value of treasury stock received	-	(2,780,950)
Loss on disposition	-	(770,595)
Cash of discontinued operations	$-	$(1,035,125)
Purchased goodwill	$(14,915,770)	$-
Purchased intangible assets	(3,236,376)	-
Fair value of assets purchased less cash acquired	(767,601)	-
Acquisition financed with stock issuance	2,833,817	-
Acquisition paid for with cash - net of acquired	$(16,085,930)	$-